EXHIBIT 23.2

                            T. ALAN WALLS, CPA, P.C.
                           207 BOONE STREET, SUITE 100
                          JOHNSON CITY, TENNESSEE 37604
                              PHONE: (423) 854-9908
                               FAX: (423) 854-9330


July 14, 2004

Securities and Exchange Commission
Washington, DC 20549

RE: Bad Toys, Inc. Form SB-2

Ladies and Gentlemen:

I have received the Form SB-2 prepared for Bad Toys, Inc. to be filed on or about July 14, 2004. The filing of the SB-2 includes financial reports prepared by my office. These financial reports include our Audited Financial Statements for the period December 31, 2003 and our Reviewed Interim Financial Statements for the periods ended March 31, 2004 and 2003. I consent to having these financial reports included in the Form SB-2 filing to be filed with the SEC in July 2004.

Best regards,

/s/ T. Alan Walls
T. Alan Walls, CPA
President